Pixi Plus

Easily find what to watch next, with Pixi+. Pixi+ is a new, powerful app that delivers personalized movie and show recommendations across all of your streaming apps in one place. Whether you're watching alone, with family, or on date night, Pixi+ can suggest options everyone will love.


Pixi
Easily find what to watch next
STRANGER THINGS
NIGHT TRAIN
AVATAR
MARY POPPINS
POKER FACE

Invest

$99.54 minimum investment

DEADLINE: May 10, 2024

in 3 months

SHARE PRICE

$1.26

TOTAL RAISED

$0

VALUATION

$5,229,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Introducing Pixi+: Movie and show recommendations you'll love

Founder Brett and his wife Jenn used to dread the process of finding what to watch next after they finished a show. Determined to end the painful cycle of endless searching and settling, the idea for Pixi+ was born.

They quickly found out that they weren't alone. Their friends, neighbors and family were all suffering from the same problem, and eager for a solution. Recent surveys revealed that the pain is also real for 100+ million Americans, and billions of streamers worldwide.

In the months that followed, Brett teamed up with co-founder Marvin and strategic partner Draftbit to create Pixi+, with the goal of it being the only app you'll ever need to find what to watch next.

SUCCESS TO DATE

- **Won the Draftbit.com international app idea competition**, then incorporated and began development in March 2023
- Welcomed **highly experienced co-founder & CTO** to the team in May 2023
- Completed Minimum Viable Product in June 2023, with **extremely positive feedback from 100% of sample target users**
- **Launched official website** in July 2023
- Launched national press release in late July 2023, with **feature in Yahoo! Finance**
- **Completed private beta version** of the app in late Fall 2023
- **Signed enterprise-level contract** with leading global movie, show and artist data in December 2023, and successfully integrated daily data sets into the app
- **Began early user testing** in January 2024 to prepare app for launch upon successful fundraising campaign

> **“Imagine an app that can make spot-on movie and show recommendations across all of your streaming services, using only a small amount of information about you. If you’re watching with others, Pixi+ has easy to use, yet powerful tools to recommend titles that are a great fit for everyone watching. And that’s just the tip of the iceberg of how we wow our users.”**

– Brett Bergen
Founder & CEO, Pixi+

PROBLEM


Searching is painful

Finding the right movie or show to watch is painful. Searching for two or more people can be a nightmare.

Studies from top consulting firms reveal that while 85% of American households stream an average of four premium services, they are overwhelmed by choice: **60% are regularly frustrated when searching for what to watch, 67% want to find content in just one place, and 56% want more personalized content.** In the U.S. alone, this amounts to over 100 million frustrated streamers. And with the average American watching 20-25 hours of TV per week, the appetite for finding new content is insatiable.

Movies and shows are also part of our everyday social experience, as we watch with our families, friends, or on date night. But it's hard to find something for everyone, and we often end up scrolling around our phones instead.

This is more than just a problem - it's a golden opportunity. Pixi+ turns these challenges into an effortless and enjoyable part of our daily entertainment.

SOLUTION


Solution
Easily find personalized movies and shows to watch next, in one place
Suggestions everyone will love when you're watching with others
Quickly discover and share great finds with friends and the community
Pixi

One of the world's leading consulting firms, Accenture, reports that nearly 6 in 10 people who stream would be very happy or interested in using a tool to search all of their streaming services. They determined that if a company can do this in a smart way, it will be one of the most important new players in the streaming industry.

> **"Accenture believes that a very important new player in the industry value chain will be a smart aggregator."**
>
> *-John Peters*
> *Accenture Managing Director*

Pixi+ does just that, delivering personalized movies and shows to watch next, in one place. When you're watching with others, Pixi+ aims to provide suggestions everyone will love. The app even lets people share recommendations and custom watchlists with their friends and the entire community.

"The last thing we want to do after working, parenting, or studying all day or week is to put in even more work figuring out how to relax," says Founder & CEO Bergen. *"With Pixi+, we can finally say goodbye to painful search experiences, and easily find what to watch next, no matter where it's streaming or who we're watching with."*


Easily find something to watch with others
Search
Search by keyword, movie, show, or artist
Add friend to search
Filter


Find, create and share unlimited lists
with the community

Recommend titles to friends and family in a click


EMILY IN PARIS

View and Track Your Favorites


The Handmaid's Tale
SciFi & Fantasy Drama 4 Seasons TV-MA
Play
Series Overview
Set in a dystopian future, a woman is forced to live as a concubine under a fundamentalist theocratic dictatorship. A TV adaptation of Margaret Atwood's novel.
Directed by
Liz Garbus
Produced by
Hulu
Starring View full cast
Elisabeth Moss
Yvonne Strahovski
Ann Dowd
What people are saying:
Rotten Tomatoes
Metacritic
IMDb
Videos View all
Trailer 1 (1m 32s)
5 Seasons, 56 Episodes
Sort
Season 1 2017 13 Episodes
Season 2 2018 10 Episodes
Season 3 2019 13 Episodes
Season 4 2021 10 Episodes
June strikes back against Gilead as a fierce rebel leader, but the risks she takes bring unexpected and dangerous new challenges. Her quest for justice and revenge threatens to consume her and destroy her most cherished relationships.
Episode 1
Episode 2
Episode 3
Season 5 2022 10 Episodes
Season 5 of The Handmaid's Tale is set to premiere on September 14, 2022.
Notify Me
More like this
Westworld
Mr. Robot
Game of Thrones

Final app design appearance may vary

BUSINESS MODEL


Planned Business Model
Promoted titles & services
Theater ticket sales
Affiliate sign-up fees
Premium app upgrade
Pixi
A FILM BY CHRISTOPHER NOLAN
OPPENHEIMER
Barbie
Tickets on Sale Now
July 21
hulu
Disney+
ESPN+
Get endless entertainment, live sports, and the shows and movies you love.

Pixi+ is free to use, and designed with a diversified business model. Multiple planned revenue streams include:

- Highly targeted in-app ads (CPC, CPM revenue) and affiliate sales for movies and shows, streaming services, and additional products and services directly related to cinematic entertainment
- Theater ticket sales
- Premium app subscriptions

MARKET


$6.8 Billion Market Opportunity
170+ Million Streamers
$1.1 Billion Ads/Year
3.3+ Billion Streamers
$5.7 Billion Ads/Year
60% of streamers are frustrated when searching for what to watch.
$6.8 billion market opportunity from ads and affiliate fees to target customers.
Streamers forecasted to increase 24.75% to 4.4 billion users worldwide by 2028.

Market Overview

According to research in 2023, the number of streaming video users worldwide stood at around 3.5 billion, with penetration rates surging in countries like the United Kingdom, Canada, and the United States. In these developed digital markets, consumers are gradually cutting the cord and switching away from traditional pay-TV consumption in favor of more flexible, affordable, and expansive video formats.

Of these markets, the U.S. is the largest market for streaming services. 85% of U.S. households stream, with an average of 4 premium (paid) apps. Using U.S. census data, we calculate this is over 170 Million Americans ages 12-64 who stream movies and shows.

Demand

- 60% of streamers frustrated when searching for what to watch
- 67% want to find content in just one place
- 56% want more personalized content
- 46% of Americans feel simply overwhelmed by choices

U.S. Market Opportunity

If we apply the above 60% frustration statistic to the U.S. streaming market size, there are over 100 million Americans who stream and report feeling frustrated searching for what to watch next, and millions more age 65 and up. The potential advertising and affiliate revenue alone from this market is estimated to be $1.1 Billion.

Global Market Opportunity

Pixi+ plans to later expand to target as many as 3.4 Billion streamers internationally, beginning with Europe, the UK, Canada, Australia, and India. The potential advertising and affiliate revenue alone from this market is estimated to be $5.7 Billion.

The global number of users streaming movies and shows has been growing, and will continue to grow rapidly. Statista Research forecasts a yearly increase between 2023 and 2028 by an additional 869.4 million users worldwide (+24.75 percent), reaching 4.4 billion users by 2028.

Additional Market Opportunity

The planned addition of theater ticket sales and a premium (paid) version of Pixi+ in the future represent two additional, significant revenue opportunities.


Additional Market Opportunities
Premium app upgrade
Price per user
Theater ticket sales
% of sales fee
The average premium app subscription is $10.20 a month
Theater ticket sale revenue is forecast to be $17 Billion worldwide in 2024

PRESS

- New Movie and Show Recommendation App Pixi+ Launches Waitlist for Early Access
  Yahoo! Finance
  Street Insider
  Benzinga
- **PixiPlus.com**
  Pixi+ Wins 2022-2023 Draftbit International App Idea Competition
  Movie and Show Recommendation Company, Pixi Plus Inc., Welcomes New Co-Founder and CTO Marvin Miao Wang
  Movie and Show Recommendation App Pixi+ Moves to Next Phase After Successful MVP Development

TEAM



Brett Bergen
Founder & CEO

Brett Bergen is a 2x previous founder, with over a decade of experience in high-tech software and hardware development, finance, and business. Brett has a M.S. in Applied Analytics from Columbia University and specializes in web and mobile UI/UX design, high-tech project management, data analytics, financial modeling, contracts, and business operations. Outside of tech, Brett loves to stream the latest movies and shows with his wife, and occasionally escape to the ski slopes, beach, and hiking trails.



Marvin Miao Wang
Co-Founder & CTO

Marvin Miao Wang is an experienced full-stack developer, with a M.S. in Computer Science from Johns Hopkins. He specializes in cloud and backend development, data engineering, data security, AIML and data analytics. He has been a founding engineer at multiple startups, including Head of Data Engineering at Octane, and as a Machine Learning Data Engineer at Meta. When he isn't working on the next big thing, you can find Marvin playing jazz and classical music at venues across New York City.

USE OF PROCEEDS

If the offering's maximum amount of $375,001 is raised:

Use	Value	% of Proceeds
Software engineering	$105,000	28.0%
Data licensing	$123,750	33.0%
Technology platforms, cloud, and software	$56,250	15.0%
Fundraising and marketing expenses	$48,750	13.0%
Legal expenses	$14,375	3.8%
Accounting and tax compliance	$3,500	0.9%
Recruitment	$5,000	1.3%
Intermediary fees	$18,375	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Pixi Plus Inc.. This offering must raise at least $10,000 by May 10, 2024 at 12:24pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Pixi Plus may issue additional securities to raise up to $375,001, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,447,620 shares
× $1.26 per share

$5,604,001 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

Feb 9, 2024 • Primary offering of 297,620 shares at $1.26

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

hello@netcapital.com
+1 (617)-231-9270